Exhibit (99.11)

ISSN 1718-8369

Volume 1, number 7	December 21, 2006

AS AT OCTOBER 31, 2006

October 2006 highlights

☐	The budgetary balance for October 2006 indicates that revenue is running $358 million behind expenditure. Nonetheless, this is an improvement of $67 million compared to the results for the same period last year.

☐	Budgetary revenue amounts to $4.4 billion, an increase of $235 million (5.6%) compared to last year.

☐	Program spending is up by $198 million (4.9%) compared to the same period last year, and stands at $4.2 billion.

☐	Debt service amounts to $585 million, down $51 million compared to October 2005.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	October		April to October		Update on Québec's Economic and Financial Situation
	2005 [1]	2006	2005-2006 [1]	2006-2007	2006-2007	Growth [2] %
Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	3 374	3 517	25 076	26 971	47 450	3.7
Federal transfers	822	914	5 665	6 356	10 913	9.5

Budgetary revenue	4 196	4 431	30 741	33 327	58 363	4.8
Program spending	- 4 038	- 4 236	- 28 992	- 30 320	- 51 174	3.9
Debt service	- 636	- 585	- 4 007	- 3 987	- 7 205	4.8

Budgetary expendidure	- 4 674	- 4 821	- 32 999	- 34 307	- 58 379	4.1
Net results of consolidated organizations	53	32	329	146	37	—

Consolidated budgetary balance for the purposes of the Balanced Budget Act	- 425	- 358	- 1 929	- 834	21	—
Net results of the Generations Fund [3]	—	—	—	—	579	—

Consolidated budgetary balance	- 425	- 358	- 1 929	- 834	600	—

1	Monthly allocation of financial transactions based on best available data and estimates.
2	According to the Update on Québec’s Economic and Financial Situation tabled on October 24, 2006.
3	The Generations Fund will go into operation on January 1, 2007.

Cumulative results as at October 31, 2006

Budgetary balance

☐	For the period from April to October 2006, consistent with the historical trend, revenue is running $834 million behind expenditure.

•	This shortfall will be made up by the end of fiscal year 2006-2007.

☐	Nonetheless, the budgetary balance has improved by $1.1 billion compared to the results for the same period last year. This improvement is attributable chiefly to an exceptional gain in June 2006 from Hydro-Québec’s sale of its interest in Transelec Chile.

•	It is important to note that the government announced in the Update on Québec’s Economic and Financial Situation that it will deposit $500 million into the Generations Fund from the profits Hydro-Québec earned from the sale of its interest in Transelec Chile.

Budgetary revenue

☐	Since the beginning of the year, budgetary revenue amounts to $33.3 billion, an increase of $2.6 billion (8.4%) compared to last year.

☐	Own-source revenue stands at $27.0 billion, up $1.9 billion (7.6%). Apart from Hydro-Québec’s exceptional gain, this improvement results from increased revenue from personal income tax ($816 million) attributable, in particular, to the good performance of the labour market and the introduction of the Child Assistance measure.

☐	Federal transfers amount to $6.4 billion for the first seven months of the current fiscal year, an increase of 12.2% over the same period in 2005.

Budgetary expenditure

☐	As at October 31, 2006, budgetary expenditure totals $34.3 billion.

☐	Program spending is up by $1.3 billion (4.6%) compared to the same period last year. The most significant changes are in the health and education sectors ($711 million and $357 million respectively).

☐	Debt service amounts to $4.0 billion, comparable to last year’s amount.

Net financial requirements

☐	Net financial requirements are down by $88 million compared to the same period last year. This improvement is less than that of the budgetary balance ($1.1 billion) since, in particular, the profits distributed as dividends by Hydro-Québec are not paid to the government until the end of the fiscal year.

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CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data	)

	October			April to October
	2005 [1]	2006	Changes	2005-2006 [1]	2006-2007	Changes
Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	3 374	3 517	143	25 076	26 971	1 895
Federal transfers	822	914	92	5 665	6 356	691

Budgetary revenue	4 196	4 431	235	30 741	33 327	2 586
Program spending	- 4 038	- 4 236	- 198	- 28 992	- 30 320	- 1 328
Debt service	- 636	- 585	51	- 4 007	- 3 987	20

Budgetary expendidure	- 4 674	- 4 821	- 147	- 32 999	- 34 307	- 1 308
Net results of consolidated organizations	53	32	- 21	329	146	- 183

Consolidated budgetary balance	- 425	- 358	67	- 1 929	- 834	1 095
Consolidated non-budgetary surplus (requirements)	178	713	535	- 1 219	- 2 226	- 1 007

Consolidated net financial surplus (requirements)	- 247	355	602	- 3 148	- 3 060	88

1	Monthly allocation of financial transactions based on best available data and estimates.

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CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data	)

	October			April to October
Revenue by source	2005	2006	Changes %	2005-2006	2006-2007	Changes %
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 223	1 123	- 8.2	8 904	9 720	9.2
Contributions to Health Services Fund	427	388	- 9.1	2 960	2 985	0.8
Corporate taxes	286	409	43.0	2 294	2 257	- 1.6
Consumption taxes	945	1 086	14.9	7 348	7 430	1.1
Other sources	188	185	- 1.6	1 378	1 362	- 1.2

Total own-source revenue excluding government enterprises	3 069	3 191	4.0	22 884	23 754	3.8
Revenue from government enterprises	305	326	6.9	2 192	3 217	46.8

Total own-source revenue	3 374	3 517	4.2	25 076	26 971	7.6
Federal transfers
Equalization	400	467	16.8	2 799	3 206	14.5
Health transfers	259	297	14.7	1 807	2 099	16.2
Transfers for post-secondary education and other social programs	82	85	3.7	573	606	5.8
Other programs	81	65	- 19.8	486	445	- 8.4

Total federal transfers	822	914	11.2	5 665	6 356	12.2

Budgetary revenue	4 196	4 431	5.6	30 741	33 327	8.4

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)					(Unaudited data)

	October			April to October
Expenditures by mission	2005	2006	Changes %	2005-2006	2006-2007	Changes %
Health and Social Services	1 678	1 761	4.9	12 215	12 926	5.8
Education and Culture	1 055	1 117	5.9	7 845	8 202	4.6
Economy and Environment	432	460	6.5	3 406	3 516	3.2
Support for Individuals and Families	420	414	- 1.4	2 990	3 006	0.5
Administration and Justice [1]
	453	484	6.8	2 536	2 670	5.3

Total program spending	4 038	4 236	4.9	28 992	30 320	4.6
Debt service	636	585	- 8.0	4 007	3 987	- 0.5

Budgetary expenditure	4 674	4 821	3.1	32 999	34 307	4.0

1	The amounts set aside for pay equity were reclassified to the respective missions.

For technical information concerning this monthly report, please contact Mario Albert at (418) 691-2225.

This publication is also available on the web at: www.finances.gouv.qc.ca.

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